Exhibit 10.1

MANAGEMENT AGREEMENT BETWEEN

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC. AND

CHICAGO ATLANTIC REIT MANAGER, LLC

This Management Agreement (this “Agreement”) is made as of May 1, 2021, by and between Chicago Atlantic Real Estate Finance, Inc., a Maryland corporation (the “Company”), and Chicago Atlantic REIT Manager, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company is a specialty finance company focused on originating, investing in and managing real estate loans and other real estate-related investments;

WHEREAS, the Company intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits afforded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company wishes to retain the Manager to administer its business activities and day-to-day operations and to perform services for the Company in the manner and on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a)”Affiliate” as to any specified Person, means (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner. For purposes of this definition, the term “control” (including any correlative words), as used with respect to any Person other than an individual, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Annual Hurdle Amount” has the meaning set forth in Section 6(d) hereof.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 7 or 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 7 or 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60 day period or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears in accordance with Section 6 hereof, in an amount equal to 0.375% for any fiscal quarter (1.50% annually) of the Company’s Equity, determined as of the last day of each such quarter, reduced by an amount equal to 50% of the pro rata amount of origination fees earned and paid to our Manager or an Affiliate on loans originated by the Manager or an Affiliate that are held by the Company.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Capital Stock” means all classes or series of stock of the Company, including, without limitation, Common Stock and Preferred Stock.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Code of Business Conduct and Ethics” means the code of business conduct and ethics of the Company, a copy of which is attached hereto as Exhibit B, as the same may amended, restated, modified, supplemented or waived by the Company from time to time.

“Common Stock” has the meaning set forth in the Preamble. “Company” has the meaning set forth in the Preamble.

“Company Account” has meaning set forth in Section 4 hereof.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Core Earnings” for a given period means the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

For the avoidance of doubt, Core Earnings shall not exclude under clause (iv) above, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Equity” means, as of any date:

(i) the sum of (A) the net proceeds from all issuances of the Company’s equity securities since inception through such date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) the Company’s retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(ii) (A) any amount that the Company has paid to repurchase the Common Stock since inception through such date; (B) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP through such date; and (C) onetime events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, through such date, in each case after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

“Exchange Act” has the meaning set forth in the Preamble.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended, and any other organizational or governing documents of such entity.

“Hurdle Amount” has meaning set forth in the definition of “Incentive Compensation” herein.

“Hurdle Rate” means, with respect to any fiscal quarter, 1.75% and, with respect to any fiscal year, 7% per annum.

“Incentive Compensation” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of:

(1) the product of (a) 20% and (b) the excess of (i) Core Earnings for the previous twelve (12)-month period over (ii) the product of (A) Equity in the previous twelve (12)-month period, and (B) the Hurdle Rate, over

(2) the sum of any Incentive Compensation paid to the Manager with respect to the first three (3) calendar quarters of such previous twelve (12)-month period;

provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the twelve (12) most recently completed calendar quarters in the aggregate is greater than zero; provided further, that the first quarter for which Incentive Compensation shall be payable, if earned, shall be the quarter ending December 31, 2021.

For purposes of calculating the Incentive Compensation prior to the completion of a twelve (12)-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board (i) who is not a director, officer or employee of the Manager or any Affiliate thereof, and (ii) who otherwise is “independent” in accordance with any requirements set forth in the Company’s Governing Instruments.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and which may include its Affiliates and may change from time to time. Notwithstanding anything to the contrary herein, any action to be taken by the Investment Committee pursuant to this Agreement shall require unanimous approval of all members of the Investment Committee.

“Investment Company Act” means the Investment Company Act of 1940, as amended. “Investment Guidelines” means the investment guidelines, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of (i) a majority of the entire Board (which must include a majority of the Independent Directors) and (ii) the Manager.

“Investments” means senior secured loans and other types of loans for established companies, including, but not limited to, cannabis industry operators or property owners in states that have legalized medicinal and/or adult use cannabis and other Real Estate Assets, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Board of Directors from time to time.

“Joint Ventures” means any joint venture or partnership arrangements in which the Company or any of its subsidiaries is a co-venturer, member or partner, which are established to own Investments.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages, mezzanine loans and bridge loans.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Manager” has the meaning set forth in the Preamble.

“Manager Change of Control” means, other than as set forth in the immediately following sentence, a change in the direct or indirect (i) beneficial ownership of more than 50% of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. A Manager Change of Control shall not include changes resulting from any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“Monitoring Services” means monitoring services with respect to the Company’s investments, including (i) negotiating servicing agreements, (ii) acting as a liaison between the servicers of the assets and the Company, (iii) review of servicers’ delinquency, foreclosure and other reports on assets, (iv) supervising claims filed under any insurance policies and (v) enforcing the obligation of any servicer to repurchase assets.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Plan” has meaning set forth in Section 6(h) hereof.

“Portfolio Management Services” means portfolio management services with respect to the Company’s investments, including (i) consulting with the Company on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of investments, (ii) the collection of information and the submission of reports pertaining to the Company’s investments, interest rates and general economic conditions, (iii) periodic review and evaluation of the performance of the Company’s portfolio of investments, (iv) acting as liaison between the Company and banking, mortgage banking and investment banking institutions and other parties with respect to the purchase, financing and disposition of investments and (v) other customary functions related to portfolio management.

“Preferred Stock” means any class of preferred stock of the Company.

“Real Estate” means assets owned from time to time by the Company, either directly, through a direct or indirect subsidiary of the Company or through a Joint Venture, which consists of (a) land only, (b) land, including the buildings located thereon, (c) buildings only, (d) real estate-related securities (including preferred stock), Loans and other real estate-related financings, or (e) such investments the Board or the Manager designate as Real Estate to the extent such investments could be classified as Real Estate related.

“Real Estate Assets” means any investment by the Company (including, without limitation, reserves for capital expenditures) in Real Estate either directly, through a direct or indirect subsidiary of the Company or through a Joint Venture.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Start-Up Expenses” has meaning set forth in Section 7(g) hereof.

“Sub-Manager” has the meaning set forth in Section 2(c) hereof.

“Termination Fee” means a termination fee equal to 3.0 times the sum of (i) the annualized average quarterly Base Management Fee and (ii) the annualized average quarterly Incentive Compensation, in each case, earned by the Manager during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the Effective Termination Date. Notwithstanding anything contained herein to the contrary, any Termination Fee will be payable by the Company in cash and the obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b) As used herein, accounting terms relating to the Company not defined in Section 1(a) hereof and accounting terms partly defined in Section 1(a) hereof, to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the Investments and day to-day operations of the Company, subject at all times to the further terms and conditions set forth in this Agreement and such further limitations or parameters as may be imposed from time to time by the Board. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The Manager shall make available the full benefit of the judgment, experience and advice of the Manager’s organization and staff with respect to the duties it will perform under this Agreement. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties. The Manager, in its capacity as manager of the Investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including managing the Company’s business affairs in conformity with the Investment Guidelines and policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board (including a majority of the Independent Directors), of the Investment Guidelines, including the Company’s investment strategy in the Investments. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Investments may be recommended only by the Manager and shall require the approval of the Board (including a majority of the Independent Directors) and the Manager.

(b) The Manager will be responsible for the day-to-day operations of the Company, and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include:

(i)	forming the Investment Committee, which will have the following responsibilities: (A) reviewing investment opportunities presented to it by senior investment professionals of the Manager and (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines at least on a quarterly basis, or more frequently as necessary;

(ii)	maintaining and preserving the books and records of the Company, including (A) maintaining a stock ledger reflecting a record of the Company’s stockholders and their ownership of the Company’s Capital Stock and (B) maintaining the accounting and other record-keeping functions relating at the investment and Company levels;

(iii)	serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, any modification to which shall require the approval of the Board (including a majority of the Independent Directors) and the Manager;

(iv)	investigating, analyzing and selecting possible investment opportunities and originating, negotiating, acquiring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Investment Guidelines;

(v)	with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(vi)	negotiating and entering into, on the Company’s behalf, any contracts, deeds, agreements and instruments required for the Company to conduct its business;

(vii)	investigating, selecting, engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);

(viii)	selecting joint venture and co-investment partners and opportunities, structuring the corresponding agreements, coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(ix)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(x)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon from time to time by the Manager and the Board, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi)	communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meetings arrangements;

(xii)	counseling the Company in connection with the formulation and implementation of the Company’s policies and any policy decisions to be made by the Board;

(xiii)	evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiv)	counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and causing the Company to qualify for taxation as a REIT;

(xv)	counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and causing the Company to maintain such exemption from such status;

(xvi)	furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager and if a transaction requires approval by the Board, furnishing to the Board all documents requested by it in its evaluation of the proposed transaction;

(xvii)	monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)	investing and reinvesting any monies and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses or payments of dividends or distributions to the Company’s stockholders) and making recommendations and advising the Company as to the Company’s capital structure and capital raising;

(xix)	causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xx)	assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)	assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any applicable securities exchange on which the securities of the Company may be listed;

(xxii)	assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from the Company’s stockholders to the extent required by the provisions of the Code applicable to REITs;

(xxiii)	placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxv)	causing expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxvi)	advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii)	serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (A) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (B) advising the Company with respect to obtaining appropriate financing for the Company’s investments;

(xxviii)	providing the Company with Portfolio Management Services and Monitoring Services;

(xxix)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business, and acting on behalf of the Company in connection with investor relations;

(xxx)	negotiating, selecting and maintaining reasonable insurance coverage on behalf of the Company;

(xxxi)	providing the Company with all necessary cash management services, including establishing and maintaining bank accounts on behalf of the Company pursuant to Section 4 hereof;

(xxxii)	causing the Company to comply with all applicable laws;

(xxxiii)	assisting the Company in addressing and complying with all regulatory matters with respect to debt investments in regulated cannabis companies, including (A) providing requested information to licensed cannabis companies in which the Company invests, (B) responding to any requests from applicable regulatory authorities, and (C) collecting, for regulatory purposes, personal information from holders of the Company’s equity or debt securities; and

(xxxiv)	performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

(c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of Persons and firms as the Manager deems necessary or advisable in connection with the management and operations of the Company; provided that any such agreement shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. In addition, subject to the approval of the Board (which approval shall not be unreasonably withheld), the Manager is hereby authorized to enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which the Manager may obtain the services of the Sub-Manager(s) to assist the Manager in providing the investment advisory services required to be provided by the Manager under Section 2(a) hereof. Specifically, the Manager may retain a Sub-Manager to recommend specific securities or other investments based upon the Company’s Investment Guidelines, and work, along with the Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Manager and the Company. The Manager, and not the Company, shall be responsible for any compensation payable to any Sub-Manager. Any sub-management agreement entered into by the Manager shall be in accordance with applicable laws. Nothing in this subsection (c) will obligate the Manager to pay any expenses that are the expenses of the Company under Section 2 hereof.

(d) The Manager shall refrain from any action that (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act, (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company (excluding for purposes of this clause, the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as the actions of the Manager are in compliance with applicable state law) or of any securities exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments, or (iv) would jeopardize the ability of any of the companies in which the Company has invested or may invest to obtain, maintain, or renew a cannabis license in any jurisdiction in which such company operates. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. In such event the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates, nor any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Sections 8 and 13 hereof.

(e) The Company (including the Board) agrees to take all commercially reasonable actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, the Exchange Act, the listing requirements or rules and regulations of any applicable securities exchange on which the securities of the Company may be listed, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to prepare, or cause to be prepared, required financial statements or other information or reports with respect to the Company.

(f) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(g) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s books of accounts by a nationally recognized independent accounting firm.

(h) The Manager shall prepare, or cause to be prepared, at the sole cost and expense to the Company, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(i) Officers, employees, personnel and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company, to the extent permitted by their Governing Instruments, by this Agreement or by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company, such Persons shall indicate in what capacity they are executing on behalf of the Company. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, whether its own employees or individuals for which it has contracted with other parties to provide services to the Manager’s clients, including a Chief Executive Officer and/or President, Chief Financial Officer and Chief Investment Officer or similar positions along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(j) Subject to the overall supervision of the Board, the Manager shall have the power and authority on behalf of the Company to effect investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, the Manager will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Manager to make investments on behalf of the Company through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Guidelines.

(k) The Manager, at its sole cost and expense, shall provide personnel for service on the Investment Committee.

(l) The Manager, at its sole cost and expense, may maintain reasonable directors’ and officers’ liability insurance coverage and other insurance coverage, in the Manager’s sole discretion, in respect of its obligations and activities under, or pursuant to, this Agreement.

(m) Notwithstanding the services provided by the Manager to the Company pursuant to this Agreement, the Manager shall be deemed to be an independent contractor. Unless otherwise expressly authorized or provided, the Manager shall not be authorized to manage the affairs of, act in the name of, or bind the Company. None of the Board or the Company shall be obligated to follow or accept any recommendation made by the Manager.

The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics, which includes the Company’s conflict of interest policy, and the Manager agrees to (i) use reasonable efforts to avoid any potential conflicts of interest, (ii) disclose the nature and source of any material conflict of interest to the Board and the Board’s Audit Committee before undertaking a transaction on behalf of the Company and (iii) require the Persons who provide services to the Company to comply with the Code of Business Conduct and Ethics in the performance of such services hereunder or such comparable policies as shall in substance hold such Persons to at least the standards of conduct set forth in the Code of Business Conduct and Ethics. Circumstances may arise where there is a conflict of interest between the Manager and the Company, or between the Company and another client of the Manager.

Section 3. Additional Activities of the Manager.

(a) Except as provided in the last sentence of this Section 3(a), Section 3(b) and/or the Investment Guidelines and subject to the Company’s Code of Business Conduct and Ethics, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates or any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees or consultants from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees or consultants may be acting, (iii) obligate the Manager to dedicate any of its officers or personnel exclusively to the Company or (iv) obligate the Company’s officers to dedicate any specific portion of their time to the Company’s business. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) Certain investment opportunities, which may be suitable for the Company, may also be suitable for an entity managed or advised by the Manager or an Affiliate (“CAG Affiliated Entities”), and the Manager may allocate such investments and purchase such investments on behalf of such CAG Affiliated Entities under such allocation process as the Manager deems reasonable under the circumstances in good faith.

Section 4. Bank Accounts.

At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company (any such account, a “Company Account”), and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; provided that no funds shall be commingled with the funds of the Manager and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company.

Section 5. Records; Confidentiality.

The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of accounts and records shall be accessible for inspection by the Board and by legal counsel, auditors and authorized representatives of the Company at any time from time to time during normal business hours upon reasonable advance notice. The Manager shall at all reasonable times have access to the books and records of the Company. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (such information, “Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (a) to its Affiliates, (b) to its and its Affiliates’ respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants, agents, accountants, legal counsel, representatives or advisors, in each case, where the Manager deems disclosure to be necessary for providing its services under this Agreement, (c) to appraisers, financing sources and others in the ordinary course of the Company’s business ((a), (b) and (c) collectively, “Manager Permitted Disclosure Parties”), (d) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD, if applicable) or (e) with the consent of the Board. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and instruct the Manager Permitted Disclosure Parties to keep such information confidential. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency or to the extent required by applicable laws or regulations, (ii) upon the request or demand of any governmental or regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information pursuant to such order, request or demand, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees, subject to reimbursement by the Company of the Manager’s expenses, to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager; (B) is released by the Company to the public or to Persons who are not under similar obligation of confidentiality to the Company; or (C) is obtained by the Manager from a third party that, to the best of the Manager’s knowledge, has not breached an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay the Base Management Fee and, the Incentive Compensation to the Manager.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for certain expenses it will incur pursuant to this Agreement that are not otherwise reimbursable under Section 7 hereof, in order for the Manager to provide the Company the advisory services and certain general management services rendered under this Agreement.

(c) The Base Management Fee shall be payable in arrears in cash or in shares of the Company’s common stock, in quarterly installments commencing with the fiscal quarter in which this Agreement becomes effective. If applicable, the initial and final installments of the Base Management Fee shall be prorated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to the Board, for informational purposes only and subject in any event to Section 10(b) of this Agreement, within 30 days following the last day of each fiscal quarter. The Company shall pay the Manager each installment of the Base Management Fee in cash or in shares of the Company’s common stock within five (5) Business Days after the date of delivery to the Board of such computations.

(d) The Incentive Compensation shall be payable in arrears in cash or in shares of the Company’s common stock, in quarterly installments, commencing with the quarter ending December 31, 2021, based upon the Company’s Core Earnings for the applicable fiscal quarter. The Incentive Compensation will be subject to a Hurdle Rate, measured quarterly and expressed as a rate of return on the Company’s Equity in the previous twelve (12)-month period. Once Incentive Compensation is earned and paid, such Incentive Compensation is not refundable, notwithstanding any losses incurred in subsequent periods by the Company, except that, with respect to any specified fiscal year of the Company.

(e) For purposes of computing the Incentive Compensation, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative or swap and (ii) the interest expense paid by the Company to the derivative or swap counterparty) will be included in the calculation of Core Earnings for purposes of the Incentive Compensation.

(f) If applicable, the initial and final installments of the Incentive Compensation and any component thereof shall be prorated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. The Manager shall compute each quarterly installment of the Incentive Compensation within 30 days after the end of the fiscal quarter with respect to which such installment is payable. If applicable, the aggregate Core Earnings and the Annual Hurdle Amount and any components thereof for the initial and final fiscal years that this Agreement is in effect shall be prorated based on the number of days during the initial and final fiscal years, respectively, that this Agreement is in effect. The Manager shall compute the aggregate Core Earnings and the Annual Hurdle Amount for each fiscal year within 60 days after the end of the applicable fiscal year. A copy of the computations made by the Manager to calculate any installment of Incentive Compensation, aggregate Core Earnings and Annual Hurdle Amount shall thereafter, for informational purposes only, promptly be delivered to the Board. The Company shall pay the Manager each installment of the Incentive Compensation in cash or in shares of the Company’s common stock within five (5) Business Days after the date of delivery to the Board of the computations of such installment.

(g) To the extent permitted by applicable law, the Manager may elect, or the Company may adopt a deferred compensation plan pursuant to which the Manager may elect to defer all or a portion of its fees and compensation hereunder for a specified period of time.

(h) Subject to the approval of a majority of the entire Board (which must include a majority of the Independent Directors) and prior to the occurrence of an underwritten initial public offering of the Common Stock of the Company under the Securities Act, the Company shall establish an equity incentive plan (as may be amended, restated, supplemented or otherwise modified from time to time, the “Plan”) for shares of Common Stock. It being understood that certain officers, directors and employees of the Manager and its Affiliates shall be eligible to receive stock option incentive compensation under such plan on terms as shall be agreed between the Manager and the Board (including a majority of the Independent Directors).

(i) To the extent that the Company pays any portion of the fees in this Section 6 to the Manager in the form of shares of the Company’s common stock, the value of such shares will be determined by the closing price on NASDAQ of such shares on the Business Day prior to the date of payment.

Section 7. Expenses of the Company.

(a) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates paid or incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to this Section 7 or otherwise excluded pursuant to Section 7(g). Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company shall be paid or reimbursed by the Company and shall not be borne by the Manager or Affiliates of the Manager:

(i)	all ongoing organizational costs;

(ii)	pro rata expenses incurred by the Manager in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of the Investments of the Company;

(iii)	costs of legal, financial, tax, accounting, servicing, due diligence, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv)	the compensation and expenses of the Company’s directors, the cost of liability insurance to indemnify the Company’s directors and officers, directors and officers/errors and omissions liability insurance, and any other insurance premium;

(v)	costs associated with the establishment and maintenance of any financing arrangements or other indebtedness of the Company (including interest and other costs for borrowed money, commitment fees, accounting fees, legal fees, closing and other similar costs) or the issuance, offering, distribution or listing of any of the Company’s securities (including selling commissions and fees, advertising expenses and any listing and registration fees);

(vi)	expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing reports required by governmental entities, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any securities exchange, the fees payable by the Company to any such securities exchange in connection with any such listing, costs of preparing, printing and mailing any reports of the Company to the Company’s stockholders and proxy materials, if any, with respect to any meeting of the Company’s stockholders;

(vii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology service from a third-party vendor that is used for the Company;

(viii)	expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the services provided hereunder, including in connection with any purchase, financing, refinancing, sale or other disposition of an investment or any of the Company’s securities offerings;

(ix)	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(x)	compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)	all federal, state and local taxes and license fees;

(xiii)	all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiv)	costs and expenses incurred in contracting with third parties;

(xv)	all other costs and expenses relating to the Company’s business and investment operations, including the costs and expenses of selecting, evaluating, originating, acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xvi)	expenses (including the Company’s pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Manager or their Affiliates required for the operation of the Company;

(xvii)	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including in connection with any dividend reinvestment plan;

(xviii)	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any director or officer of the Company in his capacity as such for which the Company is required to indemnify such director or officer by any court or governmental agency;

(xix)	expenses connected with calculating the Company’s Core Earnings, Equity and/or net asset value (including the cost and expenses of any independent valuation firm);

(xx)	expenses of organizing, re-domesticating, merging, liquidating or dissolving the Company, selling equity interest in the Company, or amending the Governing Instruments of the Company; and

(xxi)	all other expenses actually incurred by the Manager (except as otherwise specified herein) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b) The Company shall have no obligation to pay, or reimburse the Manager or its Affiliates for, the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement, except that the Company shall pay, or reimburse the Manager or its Affiliates, as applicable, for, the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of the Board, the Manager’s personnel serving as Chief Executive Officer or any other officer of the Company based on the percentage of his or her time spent devoted to the Company’s affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by the Manager to appropriately reflect the amount of time spent devoted by such personnel to the Company’s affairs. For the avoidance of doubt, the service by any personnel of the Manager and its Affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of the Manager and its Affiliates. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs. It being understood that, for the avoidance of doubt, the limitation contained in this Section 7(b) shall not apply to any equity-based incentive compensation payable or granted by the Company, including, without limitation, such equity-based incentive compensation made pursuant to the Plan.

(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d) Costs and expenses paid or incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager and shall be made regardless of whether any cash distributions are made to the Company’s stockholders. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month and shall deliver such written statement to the Company within 30 days after the end of each month. Subject to review by the Compensation Committee of the Board, the Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) in cash within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursements to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(e) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 12 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 10(b) of this Agreement to terminate this Agreement due to unsatisfactory performance by the Manager that is materially detrimental to the Company taken as a whole.

(f) Should the Board request that the Manager, any Affiliate of the Manager or any director, officer or employee thereof render services for the Company other than as set forth in Section 2 hereof, such additional services, if the Manager elects to perform them, shall be separately compensated at such rates and in such amounts as shall be agreed upon by the Manager and the Board, subject to the limitations contained in the Company’s Governing Instruments; provided that such separate compensation shall not exceed an amount that would be payable to non-Affiliated third parties for similar services pursuant to an agreement negotiated on an arm’s-length basis, and shall not be deemed to be services pursuant to the terms of this Agreement.

(g) The Company shall be responsible for the reimbursement or payment of all of the Company’s costs and expenses pertaining to its formation and its initial offering of equity (collectively, the “Start-Up Expenses”) through reimbursements to the Manager or its Affiliates, as applicable.

Section 8. Limits of the Manager’s Responsibility.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager, will not be liable to the Company, the Board or the Company’s stockholders for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), of and from any and all losses, damages, liabilities, demands, charges and claims of any nature whatsoever and any and all expenses, costs and fees related thereto (including reasonable attorneys’ fees and amounts reasonably paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld)) (collectively, “Losses”) incurred by the applicable Manager Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement, in each case, to the extent not fully reimbursed by insurance.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party” and, together with a Manager Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager, in each case to extent not fully reimbursed by insurance.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, unless the indemnifying party’s ability to defend in such Claim or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent such indemnifying party is thereby actually so prejudiced. Upon receipt of such notice of a Claim (together with such documents and information from such Indemnified Party as is reasonably available to the Indemnified Party and is reasonably necessary or appropriate to determine whether and to what extent the Indemnified Party is entitled to indemnification), the indemnifying party shall, at its sole cost and expense, have the right to defend in good faith any such Claim with counsel reasonably satisfactory to such Indemnified Party; provided, however, that the indemnifying party shall notify the Indemnified Party of any such decision to defend within 15 days following receipt of notice of any such Claim under this Section 8(c). The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably concludes, based upon an opinion of counsel approved by the indemnifying party, which approval shall not be unreasonably withheld or delayed, that the Indemnified Party may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Claim, (ii) such Indemnified Party reasonably concludes, based upon an opinion of counsel approved by the indemnifying party, which approval shall not be unreasonably withheld or delayed, that an actual or apparent conflict of interest or potential conflict of interest exists between such Indemnified Party and the indemnifying party, or (iii) if the indemnifying party fails to assume the defense of such Claim in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice, subject to the prior approval of the indemnifying party, which approval shall not be unreasonably withheld or delayed, at the expense of the indemnifying party. The indemnifying party shall not, without the prior written consent of such Indemnified Party, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise of a claim against such Indemnified Party which (i) includes an admission of fault of such Indemnified Party, (ii) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such Claim, which release shall be in form and substance reasonably satisfactory to such Indemnified Party or (iii) would impose any Losses, judgment, fine, penalty or limitation on such Indemnified Party. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(d) The rights of indemnification provided in this Section 8 will be in addition to any rights to which an Indemnified Party may otherwise be entitled by contract or as a matter of law and shall extend to each of its or his or her heirs, successors and permitted assigns. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement until the date that any Indemnified Party is no longer subject to any actual or probable Claim (including any rights of appeal thereto) of which indemnification may be sought by such Indemnified Party pursuant to this Section 8.

Section 9. No Joint Venture.

The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination Without Cause.

(a) This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(c), respectively.

(b) Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 90 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of more than a majority of the Independent Directors that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company taken as a whole. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”).

(c) No later than 90 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(c).

(d) Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Sections 5, 7, 8, 10(b), 10(c), 12(b), 13 and 16(e) hereof.

(e) If applicable, the Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.

(a) Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any permitted assignment (including to an Affiliate of the Manager as set forth below) shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the assignee shall be liable to the Company for all of its errors or omissions upon such permitted assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding anything to the contrary in this Agreement, the Manager may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Manager and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control occurs that a majority of the Independent Directors determines is materially detrimental to the Company taken as a whole, (iv) the Manager is dissolved, or (v) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c) The Manager, at its sole option, may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13. Actions Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company; and

(c) deliver to the Board all property and documents of the Company then in the custody of the Manager.

The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 45 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager and its Affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager against any and all Losses that arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager and its Affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager to indemnification under Section 8 hereof.

Section 15. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 15):

The Company:	Chicago Atlantic Real Estate Finance, Inc.
420 North Wabash Avenue, Suite 500
Chicago, Illinois 60611
Attention: Anthony Cappell, Chief Executive Officer
Email: tcappell@chicagoatlantic.com

with a copy to:	Eversheds Sutherland (US) LLP
700 Sixth Street, NW
Washington, DC 20001
Attention: Owen J. Pinkerton, Esq.
Email: owenpinkerton@eversheds-sutherland.com

The Manager:	Chicago Atlantic REIT Manager, LLC
420 North Wabash Avenue, Suite 500
Chicago, Illinois 60611
Attention: Andreas Bodmeier
Email: abodmeier@chicagoatlantic.com

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, and any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto, or their respective successors or permitted assigns.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OR RULES OF SUCH STATE. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party granting such waiver.

(h) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(i) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(j) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k) No Invalidity due to Federal Law. This Agreement shall not be terminated or challenged as illegal by either Company or Manager on account of the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as this Agreement and any activities conducted pursuant to this Agreement are in compliance with applicable state law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Chief Executive Officer

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Andreas Bodmeier
	Name:	Andreas Bodmeier
	Title:	Authorized Person

[Signature Page to the Management Agreement]

Exhibit A

Investment Guidelines

1.	No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2.	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

3.	No investment shall be made that would cause the Company to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company (excluding for purposes of this clause, the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as such investments are in compliance with applicable state law) or of any securities exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments.

4.	The Company’s investments shall be in Investments. Notwithstanding the foregoing, this paragraph 4 shall not prohibit the Manager from causing the Company to invest in the types of assets described in paragraph 5 below until appropriate investments in the Investments are identified.

5.	Until appropriate investments in the Investments are identified, the Manager may cause the Company to invest its available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds and other investments, subject to the requirements for the Company’s qualification as a REIT under the Code.

6.	All investments by the Company require the unanimous approval of the Investment Committee.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) and the Manager without the approval of the Company’s stockholders.

Exhibit B

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

Code of Business Conduct and Ethics

(as of May 1, 2021)

Introduction

This Code of Business Conduct and Ethics (this “Code”) embodies the commitment of Chicago Atlantic Real Estate Finance, Inc. (the “Corporation”) to conduct its business in accordance with all applicable governmental rules and regulations and to promote honest and ethical conduct. This Code applies to all officers and employees of the Corporation and members of the Corporation’s Board of Directors (the “Board”) (such persons, the “Covered Persons”), each of whom is expected to adhere to the principles and procedures set forth in this Code that apply to them. This Code should be provided to and followed by our agents and representatives, including our consultants.

Failure to comply with this Code, or to report a violation, may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, we maintain more specific policies on the topics referred to in this Code. Should you have any questions regarding these policies, please contact the Secretary or Chief Financial Officer of the Corporation or their designees (the “Compliance Team”).

Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes or appears to interfere with the interests of the Corporation as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that make it difficult for the individual to perform his or her work objectively and effectively. The receipt of any improper benefits by the Covered Person or their family members due to the Covered Person’s position with the Corporation, such as loans or guarantees of their obligations, should be avoided at all costs. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Corporation, and irrespective of the motivations of the Covered Person involved. For purposes of this Code, “family members” include a person’s spouse or life-partner, parents, children (whether such relationships are by blood or by adoption), siblings, mothers- and fathers-in- law, sons and daughters-in-law, brothers- and sisters in-law, and anyone (other than domestic employees) who shares such person’s home. All Covered Persons must avoid conflicts of interest unless approved by the Audit Committee of the Board (the “Audit Committee”). No member of the Audit Committee that is involved in the matter that gives rise to the conflict of interest may participate in any decision by the Audit Committee that in any way relates to the matter that gives rise to the conflict of interest, other than to provide the Audit Committee with all relevant information relating to the matter.

Generally, conflicts of interest are prohibited as a matter of Corporation policy, unless they have been approved by the Corporation. Each Covered Person should engage in and promote honest and ethical conduct, including in their handling of actual or apparent conflicts of interest between personal and professional relationships. Each Covered Person should promptly report any situation or transaction involving an actual or potential conflict of interest to the Chair of the Audit Committee or the Chair of the Board.

Some of the Covered Persons may also be employees or officers of the Corporation’s external manager or one of its affiliates (collectively, the “Manager”), who manages the Corporation pursuant to a management agreement (the “Management Agreement”). Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the relationship between the Corporation and the Manager and/or Covered Persons that are officers, employees and/or directors of more than one of such entities. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether for the Corporation or the Manager), be involved in establishing policies and implementing decisions that will have different effects on the Corporation and the Manager. The participation of the Covered Persons in such activities is inherent in the relationship between the Corporation and the Manager and is consistent with the performance by the Covered Persons of their duties as officers, employees and/or directors of the Corporation. Thus, if performed in conformity with the provisions of applicable law, such activities will be deemed to have been handled ethically and to not constitute a “conflict of interest” for purposes of this Code. Nothing in this Code shall be construed to restrict the right of the Manager to engage in any activity or business that it is permitted to engage in under the Management Agreement or restrict any Covered Person, who is also a member, partner, officer or employee of the Manager, from taking any action in connection therewith.

Some of the Covered Persons may also have a relationship with the Corporation’s borrowers or other clients. In such circumstances where a Covered Person’s outside business activities include an investment in or management role at a borrower or other client of the Corporation, such Covered Person shall not participate in any decision-making processes that will give rise to a potential or actual conflict of interest unless approved by the Audit Committee. A Covered Person may seek approval for making an investment in or engaging in outside activity with a borrower by sending a written request (email acceptable) to the Compliance Team describing the nature of the investment or the outside activity, the time commitment involved, the parties for whom such Covered Person will be working with or associated with, and other relevant particulars of such activity. Requests to engage in such investment and outside activity will be reviewed and approved by the Compliance Team on a case- by-case basis. The investment in or management role at a borrower or a client that is approved pursuant to this policy does not alone, without participating in any decision-making processes that will give rise to a conflict of interest, constitute a “conflict of interest” for purposes of this Code.

Corporate Opportunities

Covered Persons owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Covered Persons may not take for themselves personally opportunities that are discovered through the use of Corporation property, information or position, or use Corporation property, information or position for their personal gain. Nor may they compete with the Corporation. Notwithstanding these provisions, no director or officer of the Corporation, including any officer or director who also serves as a director, officer or employee of the Manager, or serves on the Manager’s Investment Committee for the Corporation, shall be obligated, in their capacity as such, to offer to the Corporation the opportunity to participate in any business or investing activity or venture that falls within the Corporation’s investment guidelines that is presented to such person, other than in their capacity as an officer or director of the Corporation.

Sometimes the line between personal and Corporation benefits is difficult to draw, and sometimes both personal and Corporation benefits may be derived from certain activities. The prudent course of conduct is to make sure that any use of Corporation property or services that is not solely for the benefit of the Corporation is approved beforehand by the Compliance Team.

Confidentiality

In carrying out the Corporation’s business, Covered Persons often learn confidential or proprietary information about the Corporation, its portfolio companies, prospective portfolio companies or other third parties. Covered Persons must maintain the confidentiality of all information so entrusted to them except when disclosure is authorized or legally mandated. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Team. Confidential or proprietary information includes, among other things, any non-public information concerning the Corporation, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The obligation to protect confidential information does not end when a Covered Person leaves the Corporation.

Fair Dealing

The Corporation is committed to maintaining the highest legal and ethical standards in the conduct of its business. Meeting this commitment is the responsibility of the Corporation and each and every one of our Covered Persons. Each Covered Person should endeavor to deal fairly with the Corporation’s portfolio companies, prospective portfolio companies, borrowers, lenders, suppliers, vendors, service providers, competitors and employees and all other persons or entities. No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Protection and Proper Use of Corporation Assets

All Covered Persons should seek to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Corporation’s financial performance. Officers, directors and employees must use the Corporation’s assets and services solely for legitimate business purposes of the Corporation and not for any personal benefit or the personal benefit of anyone else.

Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. The Corporation carefully safeguards its confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Corporation’s ethical standards are built. All Covered Persons must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Covered Persons should strive to identify and raise potential issues before they lead to problems and should ask about the application of this Code whenever in doubt. Any questions relating to how these policies should be interpreted or applied should be addressed to the Compliance Team.

Insider Trading

You are prohibited by Corporation policy and by law from buying or selling publicly traded securities for any purpose at a time when you are in possession of “material nonpublic information.” This conduct is known as “insider trading.” If you have any question about whether a particular transaction may constitute insider trading and what you need to do in such case, you should consult the Compliance Team. For more information, see the Corporation’s Insider Trading Policy.

Public Disclosure

It is the Corporation’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents it files with, or submits to, the Securities and Exchange Commission, if applicable, and all other governmental, quasi- governmental and self-regulatory bodies and in all other public communications made by the Corporation. As a Covered Person, you are required to promote compliance with this Code by all Covered Persons and to abide by the Corporation’s standards, policies and procedures designed to promote compliance with this Code.

Amendments and Waivers of this Code

The Board has designated the Audit Committee as the authority to waive certain provisions of this Code and may from time to time designate another committee comprised of independent directors to serve such function. Any Covered Person who believes that a waiver may be called for should discuss the matter with the Compliance Team or the Chairman of the Board, or if the Chairman of the Board is unavailable, the Chairperson of the Audit Committee. In addition, this Code may be amended from time to time by the Board. Amendments to and waivers of this Code will be publicly disclosed as required by applicable laws and regulations. In particular, waivers for executive officers or directors may be made only by the Board.

Compliance with Code

If you know of or suspect a violation of applicable laws, rules or regulations or this Code, you must immediately report that information to the Compliance Team or any member of the Board. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Other

For purposes of the Guidelines, unless the context otherwise requires, the terms “executive officers,” “officers,” “employees,” “management,” “senior managers,” “supervisors,” and “Compliance Team” include individuals that are employed by the Manager, or an affiliate of the Manager, and perform roles on behalf of the Corporation pursuant to the Management Agreement.

No Rights Created

This Code is a statement of certain fundamental principles and policies and procedures that govern the Covered Persons in the conduct of the Corporation’s business. It is not intended to and does not create any rights in any Covered Person or in any of the Corporation’s portfolio companies, prospective portfolio companies, suppliers, borrowers, lenders, competitors or stockholders, or in any other person or entity.

Availability of this Code

The Corporation shall make the most current version of this Code publicly available by placing it on the Corporation’s website at www.chicagoatlanticcredit.com. This Code is also available in print to any stockholder who requests it.